EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Post-Effective Amendment No. 3 to the Registration Statement of Lightstone Real Estate Income Trust Inc. on Form S-11 (File No. 333-200464) to be filed on or about June 29, 2016 of our report dated March 15, 2016, on our audits of the financial statements as of December 31, 2015 and 2014 and for the year ended December 31, 2015 and the period September 9, 2014 (date of inception) through December 31, 2014, which report was included in the Annual Report on Form 10-K filed March 15, 2016. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-11.

/s/ EisnerAmper LLP

Iselin, New Jersey

June 29, 2016